UNITEDSTATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)	March 13, 2006

A. M. Castle & Co.
(Exact name of registrant as specified in its charter)

Maryland	1-5415	36-0879160
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.

3400 N. Wolf Road, Franklin Park, Illinois	60131
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number including area code	847/455-7111

(Former name or former address if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[  ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ] Pre-commencement communications pursuant to Rule 13 e-4(c) under the Exchange Act (17 CFR 240.13 e-4(c))

Item 2.02  Results of Operations and Financial Condition

On Monday, March 13, 2006 the Company disseminated a press release, attached as Exhibit A, announcing the Company’s operational results for the year ending December 31, 2005.

As part of the press release there is a bridge of the non-GAAP financial measurement of EBITDA (Earnings Before Interest, Taxes, Depreciation and Amortization) to reported net income. It is shown below the disclosure of the GAAP figures for Operating income, Net income and Diluted earnings per share. This reconciliation of EBITDA to Net income is for the three months ended December 31, 2005 and December 31, 2004 and the year end (12 months) ended December 31, 2005 and December 31, 2004.

The Company believes, however, that EBITDA is an important term and concept because of its use by the professional investment community, including the Company’s primary lenders. The Company believes the use of this Term is necessary to a proper understanding of the changes in the Company’s earnings.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

A. M. Castle & Co.

/s/ Lawrence A. Boik
Vice President and Chief Financial Officer

Date March 13, 2006

A. M. CASTLE & CO.	3400 North Wolf Road Franklin Park, Illinois 60131 (847) 455-7111 (847) 455-6930 (Fax)

For Further Information:

—————AT THE COMPANY—————	—————AT ASHTON PARTNERS————
Larry A. Boik	Analyst Contacts:
Vice President-Finance & CFO	Katie Pyra
(847) 349-2576	(312) 553-6717
Email: lboik@amcastle.com	Email:kpyra@ashtonpartners.com

Traded: AMEX, CSE (CAS)
Member: S&P SmallCap 600 Index

FOR IMMEDIATE RELEASE
MONDAY, MARCH 13, 2006

A. M. Castle & Co. Reports 2005 Year End Results;
Announces Record Sales and Earnings

FRANKLIN PARK, IL, March 13th - A. M. Castle & Co. (AMEX: CAS), one of North America’s leading metals and plastics distributors, today reported its financial results for the fourth quarter and full year ended December 31, 2005.
For the fourth quarter, net sales were $227.3 million, a level 15% higher than the prior year. Net earnings for the quarter increased 273% to $7.1 million, or $0.39 per diluted share as compared to $0.12 per diluted share in the prior year.
For the year, net sales were $959.0 million, a 26% increase over 2004. Net earnings rose 190% to $41.9 million, or $2.33 per diluted share, as compared to $14.5 million, or $0.82 per diluted share, in 2004. Fourth quarter and full year 2005 earnings include a $3.0 million (after-tax), or $0.16 per diluted share, refinancing charge that was previously announced.
All previously reported quarters for 2004 and 2005 have been restated to reflect the Company’s fourth quarter 2005 adoption of FAS 123R - “Accounting for Stock-Based Compensation”. Refer to Table “A” attached to this release for more detail.
“Throughout 2005, we experienced strong demand for our products across our metal end-user markets,” stated G. Thomas McKane, Chairman of the Board. Metals sales of $851.3 million in 2005 rose 27% over last year on a nominal basis or, approximately 6% excluding the impact of material price increases. “We continue to see healthy demand for our metals products, especially those used in aerospace, oil and gas, and heavy construction and mining equipment,” McKane added.

The Company’s plastics business achieved record sales of $107.7 million, nearly a 20% increase over 2004. Excluding the effect of material price increases, 2005 full year plastics sales rose 2%. “We experienced some softness in our point-of-purchase display markets during the third quarter of 2005,” stated McKane, “However, underlying demand is sound and we continue to view our plastics business as a growth engine for the future. We have successfully grown this segment to $108 million in 2005 from a $55 million business in 2001, achieving a compound growth rate in excess of 18% per year,” he noted.
Commenting further, Larry A. Boik, CFO, noted, “Not only are we pleased with our 2005 operating results, but also with our successful completion of the previously announced long-term debt refinancing. Although we incurred a significant one-time charge to earnings in the fourth quarter of 2005, we reduced our annual interest expense by $1.9 million and extended maturities, substantially reducing our annual debt service cash outlays.” The Company’s debt-to-capital ratio as of December 31, 2005 was 30.8%, a significant improvement from 43.7% at the end of 2004. Return-on-stockholders’ equity was 32.1%. “Our current cash position and revitalized balance sheet provide the financial flexibility needed to grow the business,” Boik added.
As part of the year-end audit of the Company’s financial statements, significant adjustments were recorded. These audit adjustments, in management’s opinion, indicate a material weakness as that term is defined in Section 404 of the Sarbanes-Oxley Act of 2002.
On January 30, 2006, the Company announced the hiring of Michael Goldberg as President and C.E.O. of A. M. Castle & Co. Mr. McKane will continue to serve as Chairman. “The entire Board of Directors is excited to have Mike leading the Company in its next phase of development,” said McKane.
Also on January 30th, the Company announced a cash dividend of $0.06 per share that was paid on February 27, 2006 to shareholders of record on February 13, 2006.

Webcast Information
Shareholders and other interested parties are invited to listen to A. M. Castle’s conference call hosted by McKane, Goldberg and Boik scheduled for 11:00 a.m. (EDT) today, Monday, March 13, 2006. Those interested may access the call at the Company’s website, http://www.amcastle.com, and it will also be available for 14 days following the call.

About A. M. Castle & Co.
Founded in 1890, A. M. Castle & Co. is a specialty metals and plastics distribution company serving the North American market, principally within the producer durable equipment sector. Its customer base includes many Fortune 500 companies as well as thousands of medium and smaller-sized firms spread across a wide spectrum of industries. Within its core metals business, it specializes in the distribution of carbon, alloy and stainless steels; nickel alloy; and aluminum. Through its subsidiary, Total Plastics, Inc., the Company also distributes a broad range of value-added industrial plastics. Together, Castle operates over 50 locations throughout North America. Its common stock is traded on the American and Chicago Stock Exchange under the ticker symbol "CAS".

Safe Harbor Statement / Regulation G Disclosure
This release may contain forward-looking statements relating to future financial results. Actual results may differ materially as a result of factors over which the Company has no control. These risk factors and additional information are included in the Company's reports on file with the Securities Exchange Commission.
The financial statements included in this release contain a non-GAAP disclosure, EBITDA, which consists of income before provision for income taxes plus depreciation and amortization, debt extinguishment expense, and interest expense (including discount on accounts receivable sold), less interest income. EBITDA is presented as a supplemental disclosure because this measure is widely used by the investment community for evaluation purposes and provides the reader with additional information in analyzing the Company's operating results. EBITDA should not be considered as an alternative to net income or any other item calculated in accordance with U.S. GAAP, or as an indicator of operating performance. Our definition of EBITDA used here may differ from that used by other companies. A reconciliation of EBITDA to net income is provided per U.S. Securities and Exchange Commission requirements.

CONSOLIDATED STATEMENTS OF INCOME	For the Three		For the
(Dollars in thousands, except per share data)	Months Ended		Year Ended
Unaudited	Dec 31		Dec 31
	2005	2004	2005	2004

Net sales	$227,257	$197,803	$958,978	$760,997
Cost of material sold	(157,968)	(145,049)	(670,674)	(543,426)
Gross margin	69,289	52,754	288,304	217,571

Plant and delivery expense	(26,792)	(24,561)	(108,427)	(95,229)
Sales, general, and administrative expense	(23,340)	(21,422)	(92,848)	(82,142)
Depreciation and amortization expense	(2,588)	(2,015)	(9,340)	(8,751)
Total operating expense	(52,720)	(47,998)	(210,615)	(186,122)

Operating income	16,569	4,756	77,689	31,449

Interest expense, net	(1,473)	(2,261)	(7,348)	(8,968)
Discount on sale of accounts receivable	-	(285)	(1,127)	(969)
Extinguishment of debt	(4,904)	-	(4,904)	-

Income before income tax and equity earnings of joint venture	10,192	2,210	64,310	21,512

Income tax expense	(3,857)	(2,084)	(25,745)	(11,294)
Income before equity in unconsolidated subsidiaries	6,335	126	38,565	10,218

Equity in earnings of joint venture	960	2,002	4,302	5,199
Net income	7,295	2,128	42,867	5,417

Preferred dividends	(241)	(239)	(961)	(957)
Net income applicable to common stock	$7,054	$1,889	$41,906	$14,460

Basic earnings per share	$0.43	$0.12	$2.61	$0.92
Diluted earnings per share	$0.39	$0.12	$2.33	$0.82

EBITDA *	$20,117	$8,773	$91,331	$45,399

*Earnings before interest, discount on sale of accounts receivable, taxes, depreciation and amortization, and debt extinguishment expense

Reconciliation of EBITDA to net income:	For the Three		For the Twelve
	Months Ended		Months Ended
	Dec 31		Dec 31
	2005	2004	2005	2004

Net income	$7,295	$2,128	$42,867	$15,417
Depreciation and amortization	2,588	2,015	9,340	8,751
Interest, net	1,473	2,261	7,348	8,968
Discount on accounts receivable sold	-	285	1,127	969
Debt extinguishment	4,904	-	4,904	-
Provision from income taxes	3,857	2,084	25,745	11,294
EBITDA	$20,117	$8,773	$91,331	$45,399

The following table shows the quarterly earnings impact of the Company's early adoption of FAS 123R - "Accounting for Stock-Based Compensation".

Table “A”
(Dollars in thousands, except per share data)

	Restated		As Previously Reported
	Net Income applicable to common stock	EPS*	Net Income applicable to common stock	EPS*
2005
Q1	$11,530	$0.65	$11,878	$0.70
Q2	13,245	0.73	12,742	0.72
Q3	10,077	0.56	10,044	0.56

2004
Q1	1,624	0.10	2,062	0.13
Q2	5,329	0.30	5,758	0.35
Q3	5,618	0.32	5,847	0.36
Q4	1,889	0.12	2,249	0.15

 * diluted

CONSOLIDATED BALANCE SHEETS	As of
(Dollars in thousands)	Dec 31	Dec 31
Unaudited	2005	2004

ASSETS
Current assets
Cash and cash equivalents	$37,392	$3,106
Accounts receivable, less allowances of $1,763 in 2005 and $1,760 in 2004	107,064	80,323
Inventories (principally on last-in, first-out basis)
(latest cost higher by approximately $97,524 in 2005 and $92,500 in 2004	125,818	135,588
Other current assets	6,351	8,489
Total current assets	276,625	227,506
Investment in joint venture	10,850	8,463
Goodwill	32,292	32,201
Pension asset	41,946	42,262
Other assets	4,112	7,586
Property, plant and equipment, at cost
Land	4,772	4,771
Building	45,890	45,514
Machinery and equipment	127,048	124,641
	177,710	174,926
Less - accumulated depreciation	(113,288)	(109,928)
	64,422	64,998
Total assets	$430,247	$383,016

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities
Accounts payable	$103,246	$93,342
Accrued liabilities	26,828	23,560
Current and deferred income taxes	9,606	3,653
Current portion of long-term debt	6,233	11,607
Total current liabilities	145,913	132,162
Long-term debt, less current portion	73,827	89,771
Deferred income taxes	21,903	19,668
Deferred gain on sale-leaseback assets	5,967	6,465
Postretirement benefits obligation	3,174	2,905
Minority interest	-	1,644
Commitments and contingencies
Stockholders' equity
Preferred stock, no par value - 10,000,000 shares authorized; 12,000 shares issued and outstanding	11,239	11,239
Common stock, $0.01 par value - authorized 30,000,000 shares; issued and Outstanding 16,583,456 in 2005 and 15,806,366 in 2004	164	159
Additional paid in capital	60,918	45,052
Retained earnings	114,488	72,582
Accumulated other comprehensive income	2,370	1,616
Other - deferred compensation	-	(2)
Treasury stock, at cost - 571,828 shares at December 31, 2005 and 62,065 shares at December 31, 2004	(9,716)	(245)
Total stockholders' equity	179,463	130,401
Total liabilities and stockholders' equity	$430,247	$383,016